Exhibit 4.40

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of October 5, 2020 by and between:

(1)Uxin Limited, an exempted company incorporated in the Cayman Islands (the “Company”); and

(2)Wells Capital Management, Inc., on behalf of each of the entities listed on Exhibit A hereto, (each a “Purchaser” and together, the “Purchasers”).

(Each a “Party” and collectively the “Parties”.)

RECITALS

A.WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, upon the terms and conditions set forth in this Agreement, certain Class A ordinary shares, par value US$0.0001 per share, of the Company (“Class A Ordinary Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF SECURITIES

Section 1.1 Issuance, Sale and Purchase of Ordinary Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Purchaser hereby agrees to purchase, and the Company hereby agrees to allot, issue and sell to each Purchaser that number of Class A Ordinary Shares set forth for each Purchaser on Exhibit A hereto, par value US$0.0001 per share, of the Company (the “Purchased Shares”) at a purchase price of US$0.2952 per share for an aggregate purchase price as set forth for each Purchaser on Exhibit A hereto (the “Purchase Price”), free and clear of all liens or encumbrances (except for restrictions arising under the Securities Act of 1933, as amended (the “Securities Act”) or created by virtue of this Agreement and the Lock-up Arrangement (as defined below).

Section 1.2 Closing.

(a)Closing. The closing (the “Closing”) shall take place remotely via electronic exchange of documents and signatures or at such places as the parties hereto shall mutually agree in writing, as soon as practicable but in no event later than (i) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the Closing set forth in Section 1.3 below

(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (ii) such other date and time as may be mutually agreed in writing by the Company and the Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)Payment and Delivery. At the Closing, each Purchaser shall, severally and not jointly, pay and deliver the Purchase Price for such Purchaser’s Purchased Shares to the Company in U.S. dollars by wire transfer, or by such other method mutually agreed by the Company and the Purchaser, of immediately available funds to such bank account designated in writing by the Company against (and concurrently with) delivery by the Company to each Purchaser of either (i) (A) the Purchased Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Agreement or applicable securities laws), in the name of such Purchaser (or its nominee in accordance with its delivery instructions) or to a custodian designated by such Purchaser, as applicable, and (B) a certified true copy (certified as a true copy by any director of the Company or the Company’s share registrar) of the relevant extract of the updated register of members of the Company, evidencing that the Purchased Shares are issued and registered in the name of the Purchaser; or (ii) a duly executed share certificate representing the Purchased Shares in the name of such Purchaser (the original copies of which shall be delivered to the Purchaser as soon as practicable following the Closing Date in accordance with its delivery instructions).

(c)Restricted Legends. The certificate representing Purchased Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 1.3 Closing Conditions.

(a)Conditions to Obligations of Company. The obligation of the Company hereunder to consummate the Closing with respect to a Purchaser is subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions with respect to such Purchaser:

(i)(a) The representations and warranties of the Purchaser in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date; and (b) the Purchaser shall have performed all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the Closing Date.

(ii)No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent)

that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement (an “Injunction”) with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser that are substantial in relation to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser that are substantial in relation to the Company.

(b)Conditions to Obligations of Purchaser. The obligation of the Purchaser hereunder to consummate the Closing is subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(i)(a) the representations and warranties of the Company that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date; (b) the representations and warranties of the Company that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date; and (c) the Company shall have performed or complied with all obligations and conditions in this Agreement required to be performed or complied with by the Company on or prior to the Closing Date.

(ii)No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that:

(a)Due Formation. The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b)Authority. The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder.

The execution and delivery by the Company of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Company pursuant to this Agreement, and the performance by the Company of its obligations hereunder, have been duly authorized by all requisite actions on its part.

(c)Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)Capitalization.

(i)All issued and outstanding Class A Ordinary Shares are validly issued, fully paid and non-assessable.

(ii)All issued and outstanding shares in the capital of the Company, and all outstanding shares of capital stock of each of the Company’s subsidiaries (each a “Subsidiary” and collectively “Subsidiaries”) have been issued in compliance with (x) all applicable Securities Laws and other applicable laws and (y) all requirements set forth in applicable contracts, without violation of any preemptive rights, rights of first refusal or other similar rights. “Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the listing rules of, or any listing agreement with the NASDAQ Stock Exchange and any other applicable law regulating securities matters.

(iii)The rights of the Class A Ordinary Shares to be issued to the Purchaser as Purchased Shares are as stated in the Memorandum and Articles of Association of the Company, included as Exhibit 3.2 to the Company’s Registration Statement on Form F-1 (File No. 333225266) filed with the Securities and Exchange Commission ("SEC") on June 1, 2018.

(e)Due Issuance of the Purchased Shares. The issue and allotment of the Purchased Shares have been duly authorized by and on behalf of the Company and, when (i) paid for by the Purchaser pursuant to this Agreement, and (ii) entry has been made on the register of members of the Company to reflect such Purchased Shares as being fully paid, the Purchased Shares will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement and the Lock-up Arrangement.

(f)Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company or its Subsidiaries or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject, in each case of the foregoing (i) and (ii), in such a manner that would materially and adversely affect the Company’s ability to consummate the transactions contemplated hereby. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

(g)Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(h)Compliance with Laws. The business of the Company or its Subsidiaries is not being conducted in violation of any law or government order applicable to the Company except for violations which do not and would not have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (i) the condition, assets, liabilities, results of operations, business, prospects, affairs or operations of the Company or its Subsidiaries taken as a whole, financial or otherwise, except to the extent that any such Material Adverse Effect results from (x) changes in generally accepted accounting principles that are generally applicable to comparable companies or (y) changes in general economic and market conditions; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

(i)Litigation. Except as disclosed in the Company's annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on May 12, 2020, there are no actions, suits, proceedings or investigations by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending or, to the Company’s knowledge, threatened to be brought, that have had or would reasonably be expected to have a Material Adverse Effect.

(j)Intellectual Property.

(i)The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted (the “Company Intellectual Property Rights”), without any infringement of, violation of or other conflict with the rights of others. Except that would not be reasonably expected to have a Material Adverse Effect, there are no outstanding options, licenses or agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company’s Intellectual Property Rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information or other proprietary rights or processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard object code, internal-use software products (or related support/maintenance agreements). The Company is not obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Company Intellectual Property Rights with respect to the use thereof in connection with the conduct of its business as now conducted or as presently proposed to be conducted.

(ii)The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed to be conducted, would violate any of the material patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity and the Company is not aware of any potential basis for such an allegation or of any specific reason to believe that such an allegation may be forthcoming.

(iii)The Company is not aware, after reasonably due inquiry, that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Each current and former employee, officer and consultant of the Company has executed a proprietary information and inventions agreement. No employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. It will not be necessary for the Company to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except (i) for inventions, trade secrets or proprietary information that have been assigned to the Company when there are patent rights associated with the inventions, trade secrets or proprietary information, or (ii) for inventions, trade secrets or proprietary information that becomes publicly known through no action or inaction of Company, when there are no patent rights associated with the inventions, trade secrets or proprietary information.

(iv)To the best of the Company’s knowledge, there has not been and there is not now any material unauthorized use, infringement or misappropriation of any Company Intellectual Property Rights by any third party, including, without limitation, any service provider of the Company. The Company has not brought any actions or lawsuits alleging (i) infringement of any of the Company Intellectual Property Rights or (ii) breach of any license, sublicense or other agreement authorizing another party to use the Company Intellectual Property Rights that have had or would reasonably be expected to have a Material Adverse Effect.

(v)The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all inventions, algorithms, formulas, schematics, technical drawings,

ideas, know-how, processes not otherwise protected by patents or patent applications, source code, program listings, and trade secrets (“Confidential Information”), including without limitation the marking of all such Confidential Information with appropriate “Proprietary” or “Confidential” legends, the establishment of policies for the handling, disclosure, and use of Confidential Information, and the acquisition of valid written nondisclosure agreements from any party receiving Confidential Information. To the best of the Company's knowledge, no person other than the Company has used, divulged or appropriated Confidential Information except for the benefit of the Company. Neither the Company nor, to the best of the Company’s knowledge, any other person has used, divulged or appropriated Confidential Information to the detriment of the Company other than pursuant to the terms of written agreements between the Company and such other persons.

Section 2.2 Representations and Warranties of the Purchaser. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that:

(a)Due Formation. The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Purchaser pursuant to this Agreement, and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c)Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject, in each case of the foregoing (i) and (ii), in such a manner that would materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated hereby. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this

Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

(e)Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f)Status and Investment Intent.

(i)Experience. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in its Purchased Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)Purchase Entirely for Own Account. The Purchaser is acquiring its Purchased Shares for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchased Shares in violation of the Securities Act or any other applicable state securities law.

(iii)Solicitation. The Purchaser did not contact the Company as a result of any general solicitation.

(iv)Information. The Purchaser acknowledges and affirms that, with the assistance of its advisors, it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Purchased Shares.

(v)Status. The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act.

(vi)Restricted Shares. The Purchaser acknowledges that (i) the Purchased Shares have not been registered under the Securities Act or any state securities laws and (ii) the Purchased Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.

(g)Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(h)Sophisticated Purchaser. The Purchaser acknowledges that it (i) has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Purchased Shares and it is capable of evaluating the merits and risks and can bear the economic risk of its investment in the Purchased Shares; (ii)

has independently determined that the Purchased Shares are a suitable investment for it; and (iii) has sufficient financial resources to bear the loss of its entire investment in the Shares.

(i)No Additional Representation. The Purchaser has (i) had access to all public information filed or furnished by the Company to the SEC without undue difficulty and have made such investigation with respect to the Company and the Shares, as it deems necessary to make its investment decision; and (ii) had the opportunity to ask questions concerning the terms and conditions of this Agreement. The Purchaser acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Purchaser in accordance with the terms hereof and thereof.

ARTICLE III

COVENANTS

Section 3.1 Lock-up. The Purchaser shall not, during the period that commences on the Closing Date and continues until the date (inclusive) that is one hundred and eighty (180) days thereafter (the “Lock-up Period”), directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign or otherwise dispose (the “Transfer”) of any of the Purchased Shares, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Purchased Shares, or publicly disclose the intention to make any such offer, sale, contract to sell, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Company (the “Lock-up Arrangement”). The foregoing sentence shall not apply to (a) transactions relating to the ADSs or other securities of the Company acquired in open market transactions, or (b) to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate of such Purchaser provided that in the case of any transfer or distribution pursuant to clause (b), each recipient shall sign and deliver to the Company a written agreement to be bound by the transfer restrictions set forth herein.

Section 3.2 No Transfer to Adverse Persons. Notwithstanding any other provisions of this Agreement, the Purchaser shall not, directly or indirectly, Transfer and shall not permit any Transfer of, through one or a series of transactions (including without limitation, through one or a series of block trade transactions), any Purchased Shares and any ADSs converted from such Purchased Shares, directly or indirectly (including through any Affiliate) to any Adverse Person without the prior written consent of the Company, other than through open market sales to any transferee that is not known by the Purchaser to be an Adverse Person. Any Transfer of the Purchased Shares made in violation of this Section 3.2 shall be null and void ab initio and shall not be recorded on the books and records of the Company.

“Adverse Person(s)” shall mean any Person identified in Exhibit B hereto, any additional Persons to be mutually agreed in writing by the Company and the Purchaser from time to time, and any controlled Affiliates of any of the foregoing.

Section 3.3 Deposit Arrangement. The Company acknowledges that the Purchaser intends to, subject to Applicable Laws and the terms and conditions of this Agreement and after the expiration or termination of the Lock-Up Period, convert all or a portion of the Purchased Shares into American Depository Shares (“ADSs”) for future sale (the “ADS Conversion”). In the event that the Purchaser makes a written request of ADS Conversion to the Company after the Lock-Up Period and the Company is reasonably satisfied, based on an opinion of an outside counsel contemplated by Section 3.4 below, that the resale of the Purchased Shares is permitted by and in compliance with Rule 144 under the Securities Act (“Rule 144”), the Company shall use its best efforts to facilitate, and the Purchaser shall use its reasonable efforts to cooperate with the Company to facilitate, the ADS Conversion, including but not limited to, as applicable, directing the depositary bank, share registrar, transfer agent and legal counsel to take all necessary actions (including the removal of restrictive legend) in accordance with the procedures for conversion of Ordinary Shares into ADSs. Such ADSs shall be listed on a major United States national securities exchange which is registered with the U.S. Securities and Exchange Commission. The Company shall be responsible for all fees and expenses associated with or arising from effecting the deposit arrangement referred to in this Section 3.3, including ADS conversion fees.

Section 3.4 Rule 144 Availability. The Company shall, until such time as all Purchased Shares have been converted into ADSs, (a) in a timely manner, make all necessary filings with the SEC under the Exchange Act and (b) take all other steps that are commercially reasonable and necessary to ensure that the resale of the Purchased Shares by each Purchaser is permitted under Rule 144. The Company shall, after the expiration of the Lock-Up Period and upon a written request by the Purchasers, at its cost and expenses, cause to be provided to the Purchasers in connection with the conversion of Purchased Shares to ADSs any and all opinions of counsel to allow for such conversion.

Section 3.5 Further Assurances. From the date of this Agreement until the Closing Date, each of the Parties agrees to do or cause to be done all things necessary or reasonably advisable under applicable laws to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification. The Company (the “Indemnifying Party”) shall indemnify and hold each Purchaser and its directors, officers, employees, advisors and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, fines, expenses and liabilities of any kind or nature whatsoever, including but not limited to any reasonable investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding (collectively, “Losses”) resulting from or arising out of: (a) the breach of any representation or warranty of the Indemnifying Party contained in this Agreement; or (b) the violation or nonperformance of any covenant or agreement of the Indemnifying Party contained in this Agreement, provided that (i) the Indemnifying Party shall be liable for any Losses consisting of punitive damages, (ii) the amount of any Losses for which indemnification is provided under this section shall be reduced by (a) any amounts that have been recovered by any Indemnified Party from any third party, (b) any insurance proceeds or other cash receipts or source of reimbursement that have been received by any Indemnified Party with respect to such Losses, in each case, net of any costs of recovery, and (c) any amounts which are attributable to the gross negligence, willful misconduct or fraud of the Indemnified Party, and (iii) each Indemnified Party shall use commercially reasonable efforts to mitigate the Losses it incurs.

Section 4.2 Third Party Claims.

(a)If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article IV, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b)Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party.

(c)If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 4.2(b).

(d)In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the 30 days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 4.3 Other Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 4.4 Indemnification Threshold and Cap. Notwithstanding the foregoing, the Indemnified Party shall not be entitled to recover any Losses until such time as the aggregate amount of all such Losses that have been suffered or incurred by the Indemnified Party exceeds US$100,000. The Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Purchase Price except for Losses attributable to the gross negligence, willful misconduct or fraud of the Indemnifying Party, which such Losses shall not be subject to the cap described in this Section 4.4.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of the Parties;

(b)by either Party serving written notice to the other, in the event that:

(i)any governmental authority having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction which shall have become final and non-appealable; or

(ii)the other Party (x) shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, and (y) such breach or misrepresentation is not cured within ten (10) days after it receives written notice thereof from the other Party, and (z) such breach or misrepresentation would cause failure of satisfaction of any of the conditions set forth in Section 1.3; or

(iii)the Closing shall not have been consummated by 15 business days from the date of this Agreement.

Section 5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any Party, except that termination of this Agreement shall not relieve the Parties of any accrued obligations and liabilities prior to the effective date of such termination and the terms of this Section 5.2 and Article VI shall survive any such termination.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Survival of the Representations and Warranties. All representations and warranties made by any party hereto shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the date hereof, except as to any claims thereunder which have been asserted in writing pursuant to Section 4.1 against the party making such representations and warranties on or prior to such second anniversary. The covenants set forth in this Agreement shall survive the Closing until fully discharged in accordance with their terms.

Section 6.2 Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration before the American Arbitration Association (“AAA”) in accordance with the AAA’s rules then in force. There shall be three arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the AAA. The language to be used in the arbitration proceedings shall be English. The seat of arbitration shall be New York, New York. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 6.3 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the parties hereto.

Section 6.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Purchaser, the Company, and their respective heirs, successors and permitted assigns.

Section 6.5 Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party. Any purported assignment in violation of the foregoing shall be null and void.

Section 6.6 Notices. Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; or (d) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Uxin Limited
Attn: *********
Floor 3, No. 12 Beitucheng East Road, Chaoyang
District, Beijing P.R China 100029
Tel: *********

If to the Purchaser:	c/o Wells Capital Management, Inc.
Attn: *********
Tel: *********

Any party hereto may change its address for purposes of this Section 6.6 by giving the other Party written notice of the new address in the manner set forth above.

Section 6.7 Public Announcements; Confidentiality.

(a)Neither the Company nor Purchaser, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement with respect to the existence of this Agreement or the transactions contemplated under this Agreement without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or the rules and regulations of any applicable stock exchange, in each case, as determined in the good faith judgment of and reasonable opinion of counsel to the Party proposing to make such release.

(b)For a period starting from the date of this Agreement to a date that is eighteen (18) months after the Closing, the Purchaser shall, and shall cause its affiliates and their respective Representatives which receive confidential information of the Company, to, hold in strict confidence any and all confidential information known to the Purchaser to be confidential information of the Company, whether written or oral, concerning the Company, except to the extent that such information (a) is generally available to and known by the public through no fault of the Purchaser, any of its affiliates or their respective Representatives; (b) is lawfully acquired by the Purchaser, any of its affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) is independently developed by the Purchaser as shown by documents or other competent evidence by the Purchaser, or (d) is approved for release by the Company. If the Purchaser or any of its affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of laws, regulation or applicable national securities exchange, the Purchaser shall promptly notify the Company in writing and shall disclose only that portion of such information is legally required to be disclosed, provided that the Purchaser shall use commercially reasonable efforts to obtain, at the Company’s sole cost and expense, an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. “Representatives” means, with respect to any person, such person’s affiliates and such person and its affiliates’ respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives who receive confidential information of the Company in furtherance of this Agreement.

(c)Notwithstanding anything to the contrary in this Section 6.7, the Company may, if required by law or regulation (i) disclose this Agreement and the transactions contemplated hereby in a Form 6-K or Form 20-F, (ii) make such disclosure as is required under the relevant stock exchange rules or by the SEC, and (iii) make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls; provided, however, that confidential treatment will be requested with respect to the Purchaser’s and its sub-advisor’s or other identifiable affiliate’s identity in the foregoing scenarios if such confidential treatment is permissible under applicable law or regulation.

Section 6.8 Taxes and Expenses. Each Party shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transaction contemplated under this Agreement. Except as otherwise provided in this Agreement or agree expressly among the Parties, each Party shall be solely responsible for all taxes accruing to such Party arising from this Agreement or the transactions under applicable Laws.

Section 6.9 Adjustments for Share Splits, etc. Wherever in this Agreement there is a reference to a specific number of the shares, then upon the occurrence of any subdivision, combination or share or extraordinary dividend of or on the shares with an effective or record date from the date hereof until the Closing, the specific number of such shares so referenced in this Agreement shall be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or dividend.

Section 6.10 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by such agreements.

Section 6.11 Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 6.12 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 6.13 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 6.14 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 6.15 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 6.16 No Waiver. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 6.17 No Joint and Several Liability. Notwithstanding anything to the contrary herein, all representations, warranties, covenants, liabilities and obligations are several, and not joint, to each Purchaser, and no Purchaser shall be liable for breach, default, liability or other obligation of the other Purchasers to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duty executed as of the date first written above.

UXIN LIMITED

By:	/s/ Kun Dai
	Name:	Kun Dai
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

Wells Fargo Emerging Markets Equity Fund

By: Wells Capital Management Incorporated, its Investment Sub-Adviser

By:	/s/ Traci McCormack
	Name:	Traci McCormack
	Title:	SVP, Regulatory Operations

Emerging Markets Equity Fund, a series of 525 Market Street Fund LLC

By: Wells Capital Management Incorporated, its Managing Member

By:	/s/ Traci McCormack
	Name:	Traci McCormack
	Title:	SVP, Regulatory Operations

Wells Fargo Emerging Markets Equity CIT

By: Wells Capital Management Incorporated, its Investment Advisor

By:	/s/ Traci McCormack
	Name:	Traci McCormack
	Title:	SVP, Regulatory Operations

EXHIBIT A

PURCHASERS

Name of Purchaser	Number of Purchased Shares	Price Per Share	Purchase Price
Wells Fargo Emerging Markets Equity Fund	23,979,831	$.2952	$7,078,846.11
Emerging Markets Equity Fund, a series of 525 Market Street Fund, LLC	6,750,000	$.2952	$1,992,600.00
Wells Fargo Emerging Markets Equity CIT	3,150,000	$.2952	$929,880.00
TOTAL	33,879,831	$.2952	$10,001,326.11

EXHIBIT B

ADVERSE PERSONS